Exhibit 10.42

RADIAN GROUP INC.
STI INCENTIVE PLAN FOR FINANCIAL GUARANTY EMPLOYEES

I.
Purpose. The purpose of the Plan is to provide a means whereby Radian Group Inc. may provide incentive compensation to eligible employees of its Financial Guaranty business. The Plan is effective as of January 1, 2013.

II.	Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:
2.1    “Affiliate” means Radian and the Company, as well as entities owned by Radian or controlled by, controlling or under common control with the Company and their successors.
2.2    “Board” means the board of directors of Radian.
2.3    “Cause” means any of the following conduct by a Participant, as determined by the President of the Company (or in the absence of a President, the most senior business person in the Company) and the most senior Human Resources Officer of Radian: (1) habitual insobriety; (2) substance abuse; (3) conviction of a felony or a crime involving moral turpitude; (4) misappropriation of funds with respect to the Company or its Affiliates; (5) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (6) breach of any written confidentiality, nonsolicitation or noncompetition covenant with Radian or an Affiliate, including the Incentive, Retention and Severance Agreement; or (7) negligence, misconduct or other failure to perform the Participant’s duties with the Company and its Affiliates, after receiving written notice, in accordance with the Corrective Action policy, from the Company or an Affiliate of the deficiencies on which such determination under this clause (7) is based. If the Participant is the President of the Company or the most senior business person in the Company, the determination of “Cause” will be made by the most senior Human Resources Officer of Radian.
2.4    “Code” means the Internal Revenue Code of 1986, as amended.
2.5    “Committee” means a committee consisting of the Chief Executive Officer of Radian and members of the executive team as designated by the Chief Executive Officer of Radian, or its delegates.
2.6    “Company” means Radian Asset Assurance Inc., a wholly owned subsidiary of Radian.
2.7    “Compensation Committee” means the Compensation and Human Resources Committee of the Board.
2.8    “Disability” means a physical or mental impairment of sufficient severity that the Participant is both eligible for and in receipt of benefits under the applicable long-term disability program maintained by the Company or Affiliate, and that qualifies as a Disability under Section 409A of the Code.
2.9    “Employee” means an employee of the Company who is not classified as a “temporary employee,” and excluding any person who is classified by the Company or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
2.10    “Good Reason” means:
(a)a material reduction in the Participant’s base salary, which, for purposes of this Plan, means a reduction in base salary of 10% or more;
(b)a material change in the geographic location at which the Participant is required to perform his or her duties (which shall mean a permanent relocation of the Participant’s position that results in an increase in the Participant’s normal daily commuting distance from his or her residence by more than 50 miles); or
(c)a material breach of the Incentive, Retention and Severance Agreement.
In order to terminate employment for Good Reason, the Participant must provide a written notice of termination with respect to termination for Good Reason to the Participant’s employer within 90 days after the event constituting Good Reason has occurred. The Participant’s employer shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Participant’s notice of termination. If the Participant’s employer does not correct the act, or the failure to act, the Participant must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.
2.11    “Incentive, Retention and Severance Agreement” means the Incentive, Retention and Severance Agreement entered into between the Participant and the Company.
2.12    “Participant” means an Employee who is designated by the Committee as eligible to participate in the Plan pursuant to Section III for a fiscal year.

2.13    “Plan” means this Radian Group Inc. STI Incentive Plan for Financial Guaranty Employees, as in effect from time to time.
2.14    “Radian” means Radian Group Inc. or any successor thereto.
2.15    “Release” means a written release in a form provided by the Company that releases all claims against Radian, the Company, their Affiliates and all related parties with respect to all matters arising out of the Participant’s employment by Radian, the Company or an Affiliate, or the termination thereof (other than claims based upon any entitlements under the terms of this Plan or under any plans or programs of Radian, the Company and their Affiliates under which Participant has accrued a benefit).
2.16    “STI Bonus” means the short term incentive bonus payable to a Participant, as provided in Section V.
2.17    “STI Bonus Pool” means the total amount, based on performance, that is available to be allocated as STI Bonuses to Participants in a fiscal year, as determined by the Committee.
2.18    “Target STI Bonus” means a target bonus amount established by the Committee for each Participant for a fiscal year, which will be equal to a stated dollar amount or a stated percentage of the Participant’s base salary, as determined by the Committee.
2.19    “Target STI Pool” means the aggregate amount of all Target STI Bonus amounts established for all Participants in a fiscal year.
III.Participation; Newly Hired Employees.
3.1    For each fiscal year, each Employee who is designated by the Committee as a Participant and who is not participating in any other short-term incentive plan sponsored by Radian or an Affiliate will be eligible to participate in this Plan. The Committee has sole discretion to determine which Employees shall be eligible to participate in the Plan.
3.2    Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan on or after October 1 of a fiscal year shall not be eligible to participate in the Plan for such fiscal year. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan before October 1 of a fiscal year shall be eligible to participate in the Plan for such fiscal year and shall be eligible to receive a prorated bonus award calculated in whole months based on the relative time spent in the eligible position during the fiscal year, as determined by the Committee.
IV.Performance/Goals.
4.1    The Compensation Committee will establish the applicable business, financial and other performance goals that will be used to determine the STI Bonus Pool for the fiscal year. The performance goals will be established and communicated in writing to eligible Participants.
4.2    At the end of each fiscal year, the Compensation Committee will determine whether, and to what extent, the performance goals have been met for that year for purposes of establishing the STI Bonus Pool. The Compensation Committee may adjust the performance results for extraordinary items or other events or circumstances, as the Compensation Committee deems appropriate.
V.Target STI Pool. At the beginning of each fiscal year, the Committee will establish a Target STI Bonus for each Participant. The Target STI Pool for a given fiscal year will be equal to 100% of the Target STI Bonus amounts for all Participants for the fiscal year.
VI.STI Bonus Awards.
6.1    Approval of STI Bonus Pool and STI Bonus Awards.
(a)At the end of the fiscal year, the Compensation Committee will determine how much, if any, of the Target STI Pool will be available for payment of STI Bonuses, based on achievement of the performance goals established pursuant to Section IV and other factors, as the Compensation Committee deems appropriate. The STI Bonus Pool may range from zero to 200% of the Target STI Bonus Pool.
(b)The Committee will allocate the STI Bonus Pool among Participants based on such criteria as the Committee deems appropriate, which may include the Participant’s performance rating, the Participant’s relative Target STI Bonus and other factors determined by the Committee. A Participant’s STI Bonus may range from zero to 200% of the Participant’s Target STI Bonus amount. The total amount of the STI Bonuses paid to all Participants in a fiscal year will not exceed the STI Bonus Pool established under Section 6.1(a) for the fiscal year based on achievement of the performance goals.
6.2    Payment of STI Bonus. Each STI Bonus awarded to a Participant for a fiscal year will be paid in cash to the Participant in a single lump sum payment between January 1 and March 15 following the end of the fiscal year for which the

STI Bonus is awarded. Except as provided in Section 6.3, a Participant must be employed by Radian, the Company, or an Affiliate on December 31 of the fiscal year for which the STI Bonus is awarded in order for the Participant to be eligible to receive an STI Bonus for the fiscal year.
6.3    Involuntary Termination of Employment; Death. If, on or after June 30 of the fiscal year for which an STI Bonus is awarded but prior to December 31 of such year, the Participant’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause, by the Participant for Good Reason, or on account of the Participant’s death or Disability, and the Participant (or the Participant’s estate in the event of death) executes and does not revoke a Release, the Participant shall receive a prorated STI Bonus awarded for such fiscal year, based on performance. The prorated STI Bonus shall be the STI Bonus that would otherwise have been awarded to the Participant for the fiscal year, based on performance, multiplied by a fraction, the numerator of which is the number of full and partial calendar months worked in the fiscal year and the denominator of which is 12. The prorated STI Bonus will be paid on the date described in Section 6.2 above, subject to the Participant (or the Participant’s estate in the event of death) executing and not revoking a Release.
6.4    Forfeiture; Recoupment. Notwithstanding anything to the contrary, in the event the Participant breaches any of the covenants or agreements contained in the Incentive, Retention and Severance Agreement:
(a)The Participant shall forfeit any outstanding STI Bonus and STI Match under this Plan, and
(b)The Compensation Committee may in its discretion require the Participant to return to Radian or the Company the amount of any STI Bonus paid for the most recently completed performance year and STI Match previously received. The Compensation Committee shall exercise the right of recoupment provided in this Section 6.4 within 180 days after the Compensation Committee’s discovery of the Participant’s breach of any of the covenants or agreements contained in the Incentive, Retention and Severance Agreement.
VII.Administration. The Committee will have full power and sole discretionary authority to administer and interpret the Plan, to make all determinations, including all participation and STI Bonus award determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan will be made in the sole discretion of the Committee and not in a fiduciary capacity. All decisions and determinations by the Committee will be final, conclusive and binding on Radian, the Company, their Affiliates, the Participants and any other persons having or claiming an interest hereunder. All STI Bonuses will be awarded conditional upon the Participant’s acknowledgment, by participation in the Plan, that all decisions and determinations of the Committee will be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such STI Bonuses. All references to the “Committee” in this Section VII shall include the Compensation Committee with respect to matters for which the Compensation Committee is responsible under the Plan.
VIII.General Provisions.
8.1    Transferability. No awards under this Plan may be transferred, assigned, pledged or encumbered by the Participant nor may any awards under this Plan be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.
8.2    Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, will create or be construed to create a trust of any kind. Each Participant’s right to receive an STI Bonus will be no greater than the right of an unsecured general creditor of Radian or the Company. All STI Bonuses will be paid from the general funds of Radian or the Company, and no special or separate fund will be established and no segregation of assets will be made to assure payment of the STI Bonuses.
8.3    Withholding Tax. All payments under this Plan shall be made subject to applicable tax withholding, and the Company or an Affiliate shall withhold from any payments under this Plan all federal, state and local taxes as the Company or an Affiliate is required to withhold pursuant to any law or governmental rule or regulation. The Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan.
8.4    No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, will give a Participant any right to continued employment. Each Participant’s employment continues to be at-will, which means that the Company or an Affiliate can terminate the Participant’s employment at any time for cause or for no cause whatsoever.
8.5    Section 409A. This Plan is intended to comply with section 409A of the Code or an exemption, and shall in all respects be administered in accordance with section 409A or an applicable exemption. The term “termination of employment” used herein means a “separation from service” under section 409A. For purposes of section 409A, each payment under this

Plan shall be treated as a separate payment for purposes of section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Plan to the contrary, if the Participant is a “specified employee” of a publicly traded corporation under section 409A and if payment of any amount under this Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after death, if earlier).
8.6    Termination and Amendment of the Plan. The Compensation Committee may amend or terminate the Plan at any time.
8.7    Successors. The Plan will be binding upon and inure to the benefit of Radian, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives. In the event of the Participant’s death, any amounts payable under this Plan shall be paid to the personal representative of the Participant’s estate.
8.8    Applicable Law. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. In addition, this Plan shall be subject to any required approvals by any governmental or regulatory agencies. This Plan shall also be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. Notwithstanding anything in the Plan to the contrary, the Plan and all STI Bonuses awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of Radian’s participation in any governmental programs, and the Compensation Committee reserves the right to modify this Plan and any award hereunder as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions or governmental guidance or to conform to any applicable clawback or recoupment policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the acceptance of payment of any STI Bonus, each Participant is deemed to have agreed to any such modifications that may be imposed by the Compensation Committee, and agrees to sign such waivers or acknowledgments as the Compensation Committee may deem necessary or appropriate with respect to such modifications.